Exhibit 99.1

FOR IMMEDIATE RELEASE

Prime Meridian Holding Company Reports

THIRD Quarter 2018 Results

TALLAHASSEE, FL., October 25, 2018 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG) the parent bank holding company for Prime Meridian Bank today announced unaudited financial results for the quarter ended September 30, 2018. The Company reported net earnings of $1 million, or $0.33 per basic and diluted share, for the quarter ended September 30, 2018, compared to net earnings of $822,000, or $0.26 per basic and diluted share, for the quarter ended September 30, 2017. For the nine-month period ended September 30, 2018, the Company reported net earnings of $2.8 million, or $0.89 per basic and diluted share, compared to $2.1 million, or $0.83 per basic and diluted share, for the same period a year ago.

The first nine months of 2018 have seen the Bank’s loan portfolio grow by $38.8 million. In order to fund this and future loan demand, the Bank instituted a program to deepen existing client relationships and develop new relationships to secure additional deposits.

A summer-long marketing push across all media helped keep the Bank top-of-mind in the community. The campaign included a refresh of Prime Meridian Bank’s trademarked TryMyBank® tagline and reinforced the Bank as Tallahassee’s Hometown Bank®.

From front-line employees to back operations team members, everyone was engaged in growing the Bank as part of this campaign.  “When we tell our story -- to friends, family, neighbors, and folks around town -- it creates a bank people want to be part of,” said Sammie D. Dixon, Jr., Vice Chairman, President and CEO of the Bank.

“As a result, our asset size has grown to $406 million and with continued banking consolidation in our area, the opportunity to add client relationships is tremendous,” Dixon maintained.

In September, the Prime Meridian Bank ranked as one of the Best Banks to Work For as surveyed by American Banker magazine.  The magazine’s Best Banks program identifies, recognizes and honors U.S. banks for outstanding employee satisfaction. Full results of this year’s program are available at American Banker. It is the fourth year in a row the Bank has made the list. Prime Meridian Bank was one of only five in the state of Florida to receive the recognition.

The annual ranking recognizes the financial institutions committed to investing in employees’ job satisfaction, career development and personal growth – a ‘return on investment’ that can be hard to measure by traditional means.

“Our team works hard every day on behalf of clients, shareholders and each other,” said Dixon.  “When a team experiences the kind of transparent culture we promote, they appreciate it. That results in a better balance of work and home life.”

For the quarter, the Bank’s mortgage lending team maintained its standing in the Leon County housing market, averaging third-place for both dollar volume of mortgages and number of mortgages, according to Metro Market Trends reporting.

The Bank’s Crawfordville office continued to see strong deposit growth year-over-year as total deposits increased to $46.1 million as of September 30, 2018, a 13.3% increase from $40.7 million as of September 30, 2017.

In August, the Bank further solidified its foothold in its hometown of Tallahassee as it entered into a long-term lease for its Timberlane Road office.

Third quarter 2018 Highlights

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017

Net Earnings	$1,018	$1,002	$822
Book value per share	$15.61	$15.33	$14.94
Earnings per share - Basic	$0.33	$0.32	$0.26
Earnings per share - Diluted	$0.33	$0.32	$0.26
Weighted-average basic shares outstanding	3,127,038	3,123,594	3,100,309
Weighted-average diluted shares outstanding	3,130,171	3,126,022	3,103,544
Return on average assets(1)	1.03%	1.10%	0.95%
Return on average equity(1)	8.42%	8.49%	7.17%
Average yield on earning assets	4.47%	4.46%	4.08%
Net interest margin	3.78%	3.89%	3.68%
Efficiency ratio(2)	62.26%	60.14%	60.36%

[1] ROAA and ROAE are annualized
[2] Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

●	In the third quarter of 2018, net income increased $196,000, or 23.8%, and earnings per share grew 26.9% over the third quarter of 2017.

●	The Bank reported strong loan growth for the first nine months of 2018, with net loans increasing $38.8 million, or 15.5%, since December 31, 2017.

●	Asset growth has been funded by a $56.9 million, or 19.1%, increase in deposit growth since December 31, 2017.

●	For the quarter ended September 30, 2018, the annualized Return on Average Assets was 1.03% and the annualized Return on Average Equity was 8.42%.

Earnings Summary

The Company reported net earnings of $1,018,000 for the third quarter of 2018, compared to $1,002,000 million for the second quarter of 2018. A $198,000, or 5.8%, increase in net interest income, a $20,000, or 12.9%, decrease in the provision for loan losses, and a $24,000, or 7.6%, increase in noninterest income were mostly offset by a $217,000, or 9.7%, increase in noninterest expense and a $9,000, or 2.7%, increase in income tax expense.

Compared to the third quarter of 2017, net earnings increased $196,000, or 23.8%, which is attributed to a $545,000, or 17.8%, increase in net interest income and a $78,000, or 30.0%, increase in total noninterest income, partially offset by a $103,000 increase in the provision for loan losses and a $451,000, or 22.5%, increase in noninterest expense. Income tax expense decreased $127,000, or 27.4%, year-over-year, as the Bank’s corporate income tax rate fell from 36.1% a year ago to 24.9% for the third quarter of 2018, due to the enactment of the Tax Cuts and Job Act in December, 2017.

For the first nine months of 2018, net earnings increased $651,000, or 30.7%, over the comparable period in 2017, due to a $1.6 million, or 18.6%, increase in net interest income and a $113,000, or 13.3%, increase in noninterest income. These increases were partially offset by a $357,000, or 190.9%, increase in the provision for loan losses, and a $993,000, or 16.5%, increase in noninterest expense. Income tax expense decreased $276,000 in the first nine months of 2018 compared to 2017 due to the lower corporate income tax rate, further boosting net income for the nine-month period.

Continued rising interest rates have benefitted the Company overall as the overnight funds rate increased again in September, 2018. The Bank’s strong loan production in the first nine months of this year at higher yields than prior quarters has outpaced the 34-basis-point increase in its cost of funds in the first nine months of 2018, compared to the first nine months of 2017.

Interest Income

The Company reported interest income of $4.3 million, $360,000 more than the previous quarter. This growth was primarily led by an increase in average loans of $10.4 million and average other interest-earning assets of $21.1 million, coupled with higher yields on all interest-earning assets, except securities.

Interest income for the third quarter and the first nine months of 2018 increased $881,000, or 26.0%, and $2.3 million, or 24.7%, respectively from the 2017 comparable periods. In both periods, organic growth in the Company’s loan portfolio and higher average yields were the primary drivers of the increase in interest income.

Interest Expense

Interest expense increased $162,000, or 32.4%, over the prior quarter due to a $24.7 million increase in the average balance of interest-bearing deposits and a 16-basis point increase in the average rates paid on those deposits.

Compared to the third quarter of 2017, interest expense increased $336,000, or 103.1%, over the third quarter of 2017. Over this time period, the average balance of interest-bearing deposits increased $40.9 million, or 18.3%, while the average rates paid on those deposits increased 42 basis points. For the nine-month period ended September 30, 2018, interest expense increased $730,000, or 88.1%, over the comparable period in 2017. The $27.4 million, or 12.6%, increase in the average balance of interest-bearing deposits and a 34-basis point increase in the average rate paid on those deposits led to the increase in interest expense.

From the third quarter of 2017 to the third quarter of 2018, the Company’s net interest margin expanded 10 basis points to 3.78%, and the net interest margin increased 16 basis points to 3.83%, when comparing the first nine months of 2017 to 2018.

Provision for Loan Losses

The provision for loan losses was $135,000 for the quarter ended September 30, 2018, representing a $20,000, or 12.9%, decrease over the quarter ended June 30, 2018. The Company’s net loan portfolio increased $3.5 million from the second quarter of 2018 to the third quarter of 2018, compared to an increase of $12.9 million from the first quarter of 2018 to the second quarter of 2018.

The provision for loan losses for the three months ended September 30, 2018 was $135,000, compared to $32,000 for the three months ended September 30, 2017. The lower provision in the third quarter of 2017 resulted from a change in the Company’s loan portfolio mix and changes in the Company’s qualitative factors used by the Company in determining its provision. The provision recorded in the third quarter of 2018 reflects a more normalized number. The provision for loan losses increased $357,000 for the first nine months of 2018 compared to the comparable period in 2017. The higher provision in 2018 mostly reflects the Company’s strong loan production in 2018, with net loans up $43.9 million, or 17.9% year over year.

Noninterest Income

Noninterest income increased $24,000, or 7.6%, in the third quarter of 2018, compared to the second quarter of 2018. Increases in mortgage banking revenue and other income were the key contributors, partially offset by a slight decline in service charges and fees on deposit accounts. Compared to the third quarter of 2017, noninterest income increased $78,000, or 30.0%, primarily driven by a $44,000, or 55.0%, increase in mortgage banking revenue and a $32,000, or 36.4%, increase in other income, namely ATM and debit card fee income. For the first nine months of 2018, noninterest income grew $113,000 or 13.3%, primarily due to a $74,000, or 28.7%, increase in other income, again largely due to increases in ATM and debit card fee income. An $18,000, or 7.5%, increase in service charges and fees on deposit accounts and a $23,000, or 7.3%, increase in mortgage banking revenue also contributed to higher noninterest income for the period.

Noninterest Expense

Comparing the third quarter of 2018 to the second quarter of 2018, noninterest expense increased 9.7% to $2.5 million. More than half of this increase is attributable to higher salaries and employee benefits. In the third quarter of 2018, the Company incurred higher commission expense due to the timing of those payments and accrued higher incentive pay expense as a result of the Bank’s strong year-to-date performance. Additionally, the Company’s FASB 91 expense decreased in the third quarter due to fewer loan originations. Marketing expense increased $60,000, or 45.1%, from the second quarter to the third quarter of 2018 due, in part, to the timing of certain expenses and our summer marketing campaign

During the third quarter and first nine months of 2018, noninterest expense increased $451,000, or 22.5%, and $993,000, or 16.5%, compared to the comparable periods in 2017. The majority of the increase in both periods is attributed to higher salaries and employee benefits as the Bank continues to add additional personnel as it positions itself for organic growth and possible expansionary activities. Full-time equivalent employees increased from 67 at September 30, 2017 to 76 at September 30, 2018. Increases in marketing expense, software maintenance, amortization and other expense and other noninterest expense also contributed to the growth in noninterest expense for both periods, and are mostly reflective of a growing bank.

Balance Sheet

At September 30, 2018, the Company reported $406.0 million in total assets, $355.2 million in deposits, and $289.0 million in portfolio net loans. This compares to $347.2 million in total assets, $298.3 million in deposits, and $250.3 million in portfolio net loans at December 31, 2017. Loan growth occurred across all categories, except consumer loans, from December 31, 2017 to September 30, 2018, with the majority of the increase attributed to growth in the residential and home equity category. The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary
Loans by Class
(Dollars in thousands )

	September 30, 2018		December 31, 2017
	(unaudited)		(audited)
	Amount	% of Total	Amount	% of Total
Commercial real estate	$84,161	28.8%	$79,565	31.5%
Residential real estate and home equity	120,545	41.2	94,824	37.4
Construction	31,001	10.6	26,813	10.6
Commercial	49,563	17.0	44,027	17.4
Consumer	6,980	2.4	7,742	3.1

Total Loans	292,250	100.0%	252,971	100.0%

Net deferred loan costs	446		424
Allowance for loan losses	(3,674)		(3,136)
Loans, net	$289,022		$250,259

Total stockholders’ equity was $48.9 million, or 12.0% of total assets, at September 30, 2018, compared to $47.0 million, or 13.5% of total assets, at December 31, 2017.  Book value per share increased from $15.06 at December 31, 2017 to $15.61 at September 30, 2018, with 3,128,671 common shares outstanding.

As of September 30, 2018, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.21%, a 12.40% Common Equity Tier 1 Risk-Based Capital Ratio, a 12.40% Tier 1 Risk-Based Capital Ratio, and a 13.65% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $1.1 million were deemed to be impaired under the Bank’s policy at September 30, 2018, while loans totaling $134,000 were deemed to be impaired under the Bank’s policy at December 31, 2017. At September 30, 2018, the Bank had four nonaccrual loans in the aggregate amount of $179,000 compared to two nonaccrual loans totaling $134,000 at December 31, 2017. Net charge-offs totaled $6,000 for the nine months ended September 30, 2018 and nonperforming assets as a percentage of total assets was 0.04%. Management believes that the allowance for loan losses which was $3.7 million, or 1.26% of gross loans, at September 30, 2018 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida and South Georgia markets. The Bank currently has three office locations, two in Tallahassee, and a third location in Crawfordville, Florida. As of September 30, 2018, the consolidated Company had 76 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com

Tables Follow

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Statements of Earnings (Unaudited)
(dollars in thousands except per share data)

	Q3'18	Q2'18	Q1'18	Q4'17	Q3'17

Interest income:
Loans	$3,798	$3,543	$3,274	$3,091	$3,025
Securities	276	287	288	274	252
Other	198	82	74	108	114
Total interest income	4,272	3,912	3,636	3,473	3,391
Interest Expense-
Deposits	662	500	397	352	326
Total interest expense	662	500	397	352	326
Net interest income	3,610	3,412	3,239	3,121	3,065
Provision for loan losses	135	155	254	69	32
Net interest income after provision for loan losses	3,475	3,257	2,985	3,052	3,033

Noninterest income:
Service charges and fees on deposit accounts	83	89	87	81	80
Mortgage banking revenue	124	105	110	119	80
Income from bank-owned life insurance	11	10	11	11	12
Other income	120	110	102	93	88
Total noninterest income	338	314	310	304	260

Noninterest expense:
Salaries and employee benefits	1,341	1,218	1,228	1,129	1,053
Occupancy and equipment	237	226	235	220	247
Professional fees	86	97	84	85	90
Marketing	193	133	207	134	129
FDIC/State Assessment	38	38	36	35	35
Software maintenance, amortization and other	167	159	148	141	132
Other	396	370	359	368	321
Total noninterest expense	2,458	2,241	2,297	2,112	2,007

Earnings before income taxes	1,355	1,330	998	1,244	1,286
Income taxes	337	328	244	550	464
Net earnings	$1,018	$1,002	$754	$694	$822

Basic earnings per share	$0.33	$0.32	$0.24	$0.21	$0.26

Diluted earnings per share	$0.33	$0.32	$0.24	$0.21	$0.26

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	unaudited		unaudited
(in thousands, except per share amounts)	2018	2017	2018	2017
Interest income:
Loans	$3,798	$3,025	$10,615	$8,498
Securities	276	252	851	709
Other	198	114	354	271
Total interest income	4,272	3,391	11,820	9,478
Interest expense-
Deposits	662	326	1,559	829
Total interest expense
Net interest income	3,610	3,065	10,261	8,649
Provision for loan losses	135	32	544	187
Net interest income after provision for loan losses	3,475	3,033	9,717	8,462
Noninterest income:
Service charges and fees on deposit accounts	83	80	259	241
Mortgage banking revenue	124	80	339	316
Income from bank-owned life insurance	11	12	32	35
Loss on sale of securities available for sale	-	-	-	(1)
Other income	120	88	332	258
Total noninterest income	338	260	962	849
Noninterest expense:
Salaries and employee benefits	1,341	1,053	3,787	3,107
Occupancy and equipment	237	247	698	727
Professional fees	86	90	267	235
Marketing	193	129	533	440
FDIC/State assessment	38	35	112	123
Software maintenance, amortization and other	167	132	474	394
Other	396	321	1,125	977
Total noninterest expense	2,458	2,007	6,996	6,003
Earnings before income taxes	1,355	1,286	3,683	3,308
Income taxes	337	464	909	1,185
Net earnings	$1,018	$822	$2,774	$2,123

Earnings per common share:
Basic	$0.33	$0.26	$0.89	$0.83
Diluted	$0.33	$0.26	$0.89	$0.83
Cash dividends per common share(1)	$-	$-	$0.10	$0.07

(1) Annual cash dividends were paid during the first quarters of 2018 and 2017

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash & cash equivalents	$56,775	$32,429	$22,175	$32,397	$34,323
Securities available for sale	44,359	46,657	48,014	49,809	48,744
Loans, held for sale	6,782	7,321	6,394	5,880	7,459
Loans, net	289,022	285,473	272,611	250,259	245,160
Federal Home Loan Bank stock	355	355	355	316	316
Premises & equipment, net	4,699	4,828	4,936	4,872	4,935
Accrued interest receivable	1,028	1,027	985	978	875
Bank-owned life insurance	1,789	1,778	1,768	1,757	1,746
Other assets	1,149	1,137	1,060	912	983
Total Assets	$405,958	$381,005	$358,298	$347,180	$344,541

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$83,296	$76,564	$73,736	$76,216	$70,704
Savings, NOW and money-market deposits	230,817	220,363	212,153	200,027	203,131
Time deposits	41,133	34,896	23,393	22,054	22,879
Total Deposits	355,246	331,823	309,282	298,297	296,714
Official checks	865	602	1,368	1,146	566
Other liabilities	984	644	708	764	934
Total Liabilities	357,095	333,069	311,358	300,207	298,214
Total Stockholders' Equity	48,863	47,936	46,940	46,973	46,327
Total Liabilities and Stockholders' Equity	$405,958	$381,005	$358,298	$347,180	$344,541

Prime Meridian Holding Company and Subsidiary
Financial Highlights (Unaudited)

	Q318	Q2'18	Q1'18	Q4'17	Q3'17

Per Share Data:
Earnings per share - Basic	$0.33	$0.32	$0.24	$0.21	$0.26
Earnings per share - Diluted	$0.33	$0.32	$0.24	$0.21	$0.26
Book value per share	$15.61	$15.33	$15.03	$15.06	$14.94
Shares outstanding	3,128,671	3,125,233	3,122,769	3,118,977	3,101,319
Weighted-average basic shares outstanding	3,127,038	3,123,594	3,120,613	3,105,003	3,100,309
Weighted-average diluted shares outstanding	3,130,171	3,126,022	3,123,505	3,107,301	3,103,544

Selected Performance Ratios and Other Data:
Return on average assets(1)	1.03%	1.10%	0.86%	0.80%	0.95%
Return on average equity(1)	8.42	8.49	6.45	5.97	7.17
Average yield on earning assets	4.47	4.46	4.30	4.12	4.08
Net interest margin	3.78	3.89	3.83	3.70	3.68
Efficiency ratio(2)	62.26	60.14	64.72	61.66	60.36

Asset Quality Data:
Nonaccrual loans	$179,000	$90,000	$369,000	$134,000	$60,000
Total nonperforming assets	179,000	90,000	369,000	134,000	60,000
Nonpeforming assets/total assets	0.04%	0.02%	0.10%	0.04%	0.02%

Capital Ratios:
Total Tangible Common Equity / Total Assets (Company)	12.04%	12.58%	13.10%	13.53%	13.45%
Tier 1 Leverage Capital Ratio (Bank)	9.21	9.68	9.69	9.48	9.38
Common Equity Tier I Capital Ratio (Bank)	12.40	12.28	12.38	12.80	12.76
Tier I Risk Based Capital Ratio (Bank)	12.40	12.28	12.38	12.80	12.76
Total Capital Ratio (Bank)	13.65	13.51	13.61	14.01	13.97

[1] ROAA and ROAE are annualized
[2] Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	Randy Guemple, Chief Financial Officer

(850) 907-2301

Prime Meridian Holding Company

Website: www.primemeridianbank.com